EXHIBIT 16.1

PLS CPA, A PROFESSIONAL CORP. t 4725MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 858-761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

September 7, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re:   SavMobi Technology Inc.

Dear Madame or Sir

On September 6, 2017 our appointment as auditor for SavMobi Technology Inc., ceased. We have read SavMobi Technology Inc.’s statement included under Item 4.01 of its Form 8-K dated September 7, 2017 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

_____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board